Execution Version
AGREEMENT AND PLAN OF MERGER
among
THE STRIDE RITE CORPORATION,
PAYLESS SHOESOURCE, INC.
and
SAN JOSE ACQUISITION CORP.
Dated as of May 22, 2007

i

ii

Exhibit 1	Company Disclosure Schedule

Exhibit 2	Parent Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 22, 2007, among The Stride Rite Corporation, a Massachusetts corporation (the “Company”), Payless ShoeSource, Inc., a Delaware corporation (“Parent”), and San Jose Acquisition Corp., a Massachusetts corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).
RECITALS
     WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved or adopted the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have declared advisable this Agreement; and
     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE - I
DEFINITIONS AND TERMS
     1.1. Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
     “1998 Plan” has the meaning set forth in Section 6.1.2(a).
     “1998-D Plan” has the meaning set forth in Section 6.1.2(a).
     “2001 Plan” has the meaning set forth in Section 6.1.2(a).
     “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.
     “affiliate” shall have the meaning assigned to such term in Rule 12b-2 under the Exchange Act.

     “Agreement” has the meaning set forth in the Preamble.
     “Alternative Acquisition Agreement” has the meaning set forth in Section 7.2(d)(iii).
     “Applicable Date” means December 1, 2004.
     “Bank of America Credit Facility” shall mean the financing arrangement with the Bank of America pursuant to the (i) Credit Agreement, dated September 16, 2005, among The Stride Rite Corporation, Stride Rite Children’s Group, Inc., Bank of America, N.A., as Administrative Agent and Swing Line Lender, the other lenders from time to time party thereto, The Bank of New York and Sun Trust Bank, as Co-Syndications Agents, and Citizens Bank of Massachusetts, as Documentation Agent and Banc of America Securities, LLC as Sole Lead Arranger and Sole Book Manager, (ii) Guaranty Agreement, dated September 16, 2005, by and among The Stride Rite Corporation, Stride Rite Children’s’ Group, Inc., the other borrowers listed therein, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, and (iii) the letters of credit in the ordinary course of business between the Company and The Bank of New York and Bank of America, N.A.
     “Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     “beneficial ownership” (and its correlative terms) shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act.
     “Benefit Plans” has the meaning set forth in Section 6.1.9(a).
     “Board Approval” has the meaning set forth in Section 6.1.3(b).
     “Board Determination” has the meaning set forth in Section 7.2(c).
     “business day” shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.
     “By Laws” has the meaning set forth in Section 3.2.
     “Certificate” has the meaning set forth in Section 5.1(a).
     “Change of Recommendation” has the meaning set forth in Section 7.2(e).
     “Charter” has the meaning set forth in Section 3.1.
     “Class 1 Company Representations and Warranties” has the meaning set forth in Section 8.2(a).
     “Class 2 Company Representations and Warranties” has the meaning set forth in Section 8.2(a).

     “Closing” has the meaning set forth in Section 2.2.
     “Closing Date” has the meaning set forth in Section 2.2.
     “Code” has the meaning set forth in Section 6.1.9(b).
     “Common Stock” means the common stock, par value $0.25 per share, of the Company.
     “Commitment Letters” has the meaning set forth in Section 6.2.5.
     “Company” has the meaning set forth in the Preamble.
     “Company Approvals” has the meaning set forth in Section 6.1.4(a).
     “Company Awards” has the meaning set forth in Section 5.3(d).
     “Company Board” means the board of directors of the Company.
     “Company Disclosure Schedule” has the meaning set forth in Section 6.1.
     “Company Employees” has the meaning set forth in Section 7.9
     “Company Labor Agreements” has the meaning set forth in Section 6.1.16.
     “Company Stock Options” has the meaning set forth in Section 5.3(a)(i).
     “Company Recommendation” has the meaning set forth in Section 6.1.3(b).
     “Company Reports” has the meaning set forth in Section 6.1.5(a).
     “Company Requisite Vote” has the meaning set forth in Section 6.1.3(a).
     “Company Restricted Stock” has the meaning set forth in Section 5.3(d).
     “Confidential Agreement” has the meaning set forth in Section 1.1(a) of the Company Disclosure Schedule.
     “Confidentiality Agreement” has the meaning set forth in Section 10.7.
     “Constituent Corporations” has the meaning set forth in the Preamble.
     “Contract” means agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.
     “Costs” means costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities.
     “Dissenting Shareholders” has the meaning set forth in Section 5.1.

     “Effect” has the meaning set forth in the “Material Adverse Effect” definition in Section 1.1.
     “Effective Time” has the meaning set forth in Section 2.3.
     “Employees” has the meaning set forth in Section 6.1.9(a).
     “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (i) specified encumbrances described in Section 1.1(b) of the Company Disclosure Schedule; (ii) encumbrances for current Taxes or other governmental charges not yet due and payable; (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business and are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Company Reports; and (iv) other encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the overall conduct of the business of the Company and its Subsidiaries as presently conducted.
     “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization or written requirement of any Governmental Entity relating to: (A) the protection of the environment, health and safety, or natural resources, (B) the handling, use, treatment, storage, disposal, release or exposure to any Hazardous Substance or (C) indoor air, employee exposure, wetlands, pollution, contamination or any injury to persons or property relating to any Hazardous Substance.
     “ERISA” has the meaning set forth in Section 6.1.9(a).
     “ERISA Plan” has the meaning set forth in Section 6.1.9(b).
     “ERISA Affiliate” has the meaning set forth in Section 6.1.9(c).
     “ESPP” has the meaning set forth in Section 5.3(h).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Fund” has the meaning set forth in Section 5.2(a).
     “Excluded Shares” has the meaning set forth in Section 5.1(a).
     “GAAP” has the meaning set forth in the Section 6.1.5(c).
     “Governmental Entity” has the meaning set forth in Section 6.1.4(a).
     “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, toxic mold or radon; and (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnified Parties” has the meaning set forth in Section 7.11(a).
     “Insurance Policies” has the meaning set forth in Section 6.1.18.
     “Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Marks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) Trade Secrets; (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.
     “Intellectual Property Contracts” means all agreements concerning Intellectual Property to which the Company or its Subsidiaries are a party, including without limitation, license agreements, non-assertion agreements, settlement agreements, trademark coexistence agreements and trademark consent agreements.
     “IRS” has the meaning set forth in Section 6.1.9(b).
     “IT Assets” means the Company’s and the Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.
     “Knowledge” means the actual (and not constructive or imputed) knowledge, after due inquiry, of those individuals set forth on Section 1.1(c) of the Company Disclosure Schedule.
     “Laws” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.
     “Leased Real Property” has the meaning set forth in Section 6.1.12(b).
     “Licenses” means permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

     “Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.
     “Mark” has the meaning set forth in the definition of “Intellectual Property.”
     “Massachusetts Articles of Merger” has the meaning set forth in Section 2.3.
     “Material Adverse Effect” shall mean, with respect to the Company, a change, event or effect (an “Effect”) that has a material adverse effect on the business, operations, assets, liabilities, properties, results of operations, or financial condition of the Company and its subsidiaries, taken as a whole, other than (a) any Effect resulting from (i) general changes in the economy or financial markets of the United States or any other region outside of the United States to the extent they do not disproportionately affect the Company and its subsidiaries, taken as a whole, in relation to other companies in the industries in which the Company and its subsidiaries conduct business, (ii) changes in general economic or business conditions (including the commencement or escalation of a war or material armed hostilities, acts of terrorism,or the occurrence of natural disasters) that generally affect industries in which the Company and its Subsidiaries conduct business to the extent they do not disproportionately affect the Company and its subsidiaries, taken as a whole, in relation to other companies in the industries in which the Company and its subsidiaries conduct business, (iii) changes in GAAP, (iv) the announcement of this Agreement or pendency or consummation of the Merger, (v) the identity of the Parent, Merger Sub, or any of their Affiliates as the acquiror of the Company, (vi) the termination by any party to the Confidential Agreement of its relationship with the Company or any of its subsidiaries, or (vii) the termination by employees of their employment with the Company or any of its subsidiaries for reasons primarily relating to the announcement or pendency of this Agreement or (viii) threatened or actual reduction, suspension or termination by outsourced suppliers of their relationship with the Company or any of its subsidiaries so long as such reductions, suspensions or termination for all such suppliers collectively would not be reasonably likely to disrupt the procurement of a material portion of the Company and its Subsidiaries’ inventory or other supplies, or (b) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the cause or causes underlying any such decline, change or failure may be deemed either alone or in combination with other events to constitute a Material Adverse Effect).
     “Material Contracts” has the meaning set forth in Section 6.1.11(a).
     “MBCA” has the meaning set forth in Section 2.1.
     “Merger” has the meaning set forth in the Recitals.
     “Merger Consideration” has the meaning set forth in Section 5.2(a).
     “Merger Sub” has the meaning set forth in the Preamble.
     “Multiemployer Plan” has the meaning set forth in Section 6.1.9(b).
     “NYSE” has the meaning set forth in Section 6.1.5(b).
     “Non-U.S. Benefit Plans” has the meaning set forth in Section 6.1.9(a).

     “Order” has the meaning set forth in Section 8.1(c).
     “Option Consideration” has the meaning set forth in Section 5.3(b).
     “Owned Real Property” has the meaning set forth in Section 6.1.12(a).
     “PBGC” has the meaning set forth in Section 6.1.9(c).
     “Parent” has the meaning set forth in the Preamble.
     “Parent Approvals” has the meaning set forth in Section 6.2.3(a).
     “Parent Disclosure Schedule” has the meaning set forth in Section 6.2.
     “Paying Agent” has the meaning set forth in Section 5.2(a).
     “Pension Plan” has the meaning set forth in Section 6.1.9(b).
     “Per Share Merger Consideration” has the meaning set forth in Section 5.1(a).
     “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
     “Preferred Stock” has the meaning set forth in Section 6.1.2(a).
     “Proxy Statement” has the meaning set forth in Section 7.3.
     “Real Property” has the meaning set forth in Section 6.1.12(b)
     “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.
     “Representatives” means employees, investment bankers, attorneys, accountants and other advisors or representatives.
     “Required Cash Amount” has the meaning set forth in Section 6.2.5.
     “Rights” has the meaning set forth in Section 6.1.2(a).
     “Rights Agreement” has the meaning set forth in Section 6.1.2(a).
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “Scheduled Intellectual Property” has the meaning set forth in Section 6.1.17(a).
     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Laws” means the applicable federal securities laws and the rules and regulations of the SEC thereunder.
     “Shareholders” means the holders of the Shares.
     “Shareholders Meeting” has the meaning set forth in Section 7.4.
     “Shares” has the meaning set forth in Section 5.1(a).
     “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.
     “Stock Plans” has the meaning set forth in Section 5.3(a)(i).
     “Subsidiary” means any corporation, partnership, joint venture or other legal entity of which the Company or such other Person, as the case may be with respect to when such term is used (either alone or through or together with any other Subsidiary hereof), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, joint venture or other legal entity.
     “Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving substantially all of the assets (on a consolidated basis) or more than 66-2/3% of the total voting power of the equity securities of the Company that the Company Board has determined in its good faith judgment, after taking into account all legal, financial and regulatory aspects of the proposal (including the likelihood of consummation) and the Person making the proposal, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement.
     “Superior Proposal Notice” has the meaning set forth in Section 7.2(c).
     “Surviving Corporation” has the meaning set forth in Section 2.1.
     “Takeover Statute” has the meaning set forth in Section 6.1.13.
     “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
     “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

     “Termination Date” has the meaning set forth in Section 9.1(b).
     “Termination Fee” has the meaning set forth in Section 9.2(b).
     “Trade Secrets” means rights under applicable trade secret Laws as are applicable to confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.
     “Transactions” means the Merger and the other transactions contemplated hereby.
     “U.S. Benefit Plans” has the meaning set forth in Section 6.1.9(b).
     1.2. Other Interpretive Provisions. (a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
          (c) the terms “Dollars” and “$” mean United States Dollars;
          (d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;
          (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
          (f) references herein to any gender include each other gender;
          (g) references herein to any Person include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;
          (h) references herein to a Person in a particular capacity or capacities exclude such Person in any other capacity;
          (i) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;
          (j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

          (k) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;
          (l) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; and
          (m) references herein to sections of the Code shall be construed to also refer to any successor sections.
ARTICLE - II
The Merger; Closing; Effective Time
     2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Massachusetts Business Corporation Act (the “MBCA”).
     2.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the first business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VIII shall be satisfied or waived in accordance with this Agreement (other than conditions contemplated hereby to be satisfied at the Closing, it being understood and agreed that the Closing will be subject to the satisfaction or waiver of such conditions).
     2.3. Effective Time. As soon as practicable following the Closing, the Company and Parent shall cause Articles of Merger (the “Massachusetts Articles of Merger”) to be executed, acknowledged and delivered to the Office of the Secretary of State of the Commonwealth of Massachusetts for filing as provided in Section 11.06 of the MBCA. The Merger shall become effective at the time when the Massachusetts Articles of Merger have been received for filing by the Secretary of State of the Commonwealth of Massachusetts or at such later time as may be agreed by the parties in writing and specified in the Massachusetts Articles of Merger (the “Effective Time”).

ARTICLE - III
Articles of Organization and By Laws of the Surviving Corporation
     3.1. The Articles of Organization. At the Effective Time, the articles of organization of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as the articles of organization of Merger Sub as in effect immediately prior to the Effective Time read, and as so amended and restated, shall be the articles of organization of the Surviving Corporation (the “Charter”) until thereafter amended in accordance with the provisions thereof and as provided by applicable Law.
     3.2. The By Laws. At the Effective Time, the by laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as the by laws of Merger Sub in effect immediately prior to the Effective Time read, and as amended and restated, shall be the by laws of the Surviving Corporation (the “By Laws”), until thereafter amended as provided therein or by applicable Law.
ARTICLE - IV
Directors and Officers of the Surviving Corporation
     4.1. Directors. The board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By Laws.
     4.2. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By Laws.
ARTICLE - V
Effect of the Merger on Capital Stock; Exchange of Certificates
     5.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or Merger Sub:
          (a) Merger Consideration. Each share of the Common Stock (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by shareholders (“Dissenting Shareholders”) who are entitled to demand and have made a demand for appraisal and who have otherwise perfected appraisal rights in accordance with the MBCA, not voted in favor of the Merger and have not withdrawn a demand for appraisal rights pursuant to Part 13 of the MBCA, if applicable (each, an “Excluded Share,” and collectively, “Excluded Shares”) shall be converted into the right to receive $20.50 per Share, without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.
          (b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 5.2(f).
          (c) Merger Sub. At the Effective Time, each share of common stock, par value $0.25 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.25 per share, of the Surviving Corporation.
     5.2. Exchange of Certificates. (a) Paying Agent. Prior to the time of the mailing of the Proxy Statement, Parent shall (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent to act as agent for the payment or exchange in accordance with this Article V of the Per Share Merger Consideration to the Shareholders. On or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent funds in an amount sufficient in the aggregate to make the payments contemplated by Section 5.1(a) (the “Merger Consideration”) of this Agreement, in accordance with the procedures set forth in this Agreement (such funds, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Paying Agent shall make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. Any amounts in excess of the Merger Consideration shall be promptly returned to Parent.
          (b) Exchange Procedures. Promptly after the Effective Time (and in any event within three business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 5.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 5.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 5.2(e)) to the

Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 5.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 5.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.
          (c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this ARTICLE V.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Shareholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE V shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 5.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
          (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.
          (f) Appraisal Rights. No holder of Dissenting Shares who has perfected a demand for appraisal rights pursuant to the MBCA shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the MBCA. Each Dissenting Shareholder shall be entitled to receive only the payment provided by Part 13 of the MBCA with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the MBCA. The Company shall not, except with the prior written consent of Parent or pursuant to a valid court order, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.
          (g) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
     5.3. Treatment of Stock Plans.
          (a) Company Action. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary:
(i) to cause any unexercisable options to purchase Shares (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Stock Plans”) to be accelerated and become exercisable in full effective immediately prior to the Effective Time;
(ii)	to effectuate the termination upon the Effective Time of all Company Stock Options outstanding at such time (without regard to the exercise price of such Company Stock Options); and

(iii)	to cause, pursuant to the Stock Plans, each outstanding Company Stock Option to represent upon the Effective Time solely the right to receive, in accordance with this Section 5.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, Parent, Merger Sub, the Surviving Corporation or any other person or any other consideration.
          (b) Option Consideration. Each holder of a Company Stock Option shall receive from Parent or the Surviving Corporation, in respect and in consideration of each

Company Stock Option so cancelled, as soon as reasonably practicable following the Effective Time (but in any event not later than 10 (ten) business days following the Effective Time; provided that the Company provides to Parent at the Closing an accurate and updated list of the Company Stock Options outstanding as of the Closing), an amount equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per Share subject to such Company Stock Option, multiplied by (ii) the total number of Shares subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. In the event that the exercise price of any Company Stock Option is equal to or greater than the Per Share Merger Consideration, the Option Consideration for such Company Stock Option shall be zero and such Company Stock Option shall be cancelled and have no further force or effect.
          (c) Instructions. As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 5.3 and providing instructions for use in obtaining payment for such Company Stock Options. Parent shall at all times from and after the Effective Time maintain sufficient funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 5.3.
          (d) Restricted Stock. At the Effective Time, each share of Company Common Stock that is subject to vesting and restrictions on transfer (“Company Restricted Stock”) and that is outstanding immediately prior to the Effective Time shall become at the Effective Time fully vested and free of restrictions on transfer and the holder thereof shall be entitled to receive the Per Share Merger Consideration subject to the terms and conditions of Article V hereof.
          (e) Company Awards. Except as set forth on Section 5.3(e) of the Company Disclosure Schedule, at the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans, other than Company Options (the “Company Awards”), shall be cancelled and no longer represent the right to acquire any Shares or other equity security of the Company, Parent, Merger Sub, the Surviving Corporation or any other person or any other consideration.
          (f) Registration. If registration of any interests in the Stock Plans or other Benefit Plans is required under the Securities Act, Parent shall file with the SEC on the Effective Time a registration statement on Form S 8 with respect to such interests, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Stock Plans or other Benefit Plans, as applicable, remain in effect and such registration of interests therein continues to be required. As soon as practicable after the registration of such interests, as applicable, Parent shall deliver to the holders of Company Options and Company Awards appropriate notices setting forth such holders’ rights pursuant to the respective Stock Plans and agreements evidencing the grants of such Company Options and Company Awards, and stating that such Company Options and Company Awards and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.3 after giving effect to the Merger and the terms of the Stock Plans).

          (g) Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.
          (h) Employee Stock Purchase Plan. The Company shall amend the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) to suspend any payroll deductions and the purchase of additional Shares immediately after the next regularly scheduled date on which Shares are purchased under the Company’s ESPP. The Company shall terminate the ESPP immediately prior to the Effective Time.
ARTICLE - VI
Representations and Warranties
     6.1. Representations and Warranties of the Company. The Company represents and warrants to Parent that the statements contained in this Section 6.1 are true and correct, except as set forth in the Company Reports (as defined in Section 6.1.5(a)) filed with the SEC on or prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature), or in the corresponding sections or subsections of the disclosure schedule (or any other section or subsection of the disclosure schedule, so long as its relevance to such other section or subsection is readily apparent on the face of the information so disclosed) delivered by the Company to Parent, a copy of which is attached hereto as Exhibit I (the “Company Disclosure Schedule”).
          6.1.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ articles of organization and by laws or comparable governing documents, each as amended to the date hereof, and each as so delivered is in full force and effect. Section 6.1.1 of the Company Disclosure Schedule contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business.
          6.1.2 Capital Structure.

               (a) The authorized capital stock of the Company consists of 135,000,000 Shares, of which 36,729,865 Shares were outstanding as of the May 21, 2007, and 1,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), of which no shares were outstanding as of the closing of business on the date hereof. Between May 21, 2007 and the execution of this Agreement, no Shares have been issued except pursuant to the exercise of Company Stock Options in accordance with the terms thereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 5,766,126 Shares (reduced by any Shares issued pursuant to exercise of Company Stock Options in accordance with the terms thereof since May 21, 2007) reserved for issuance under the Company’s ESPP, the Company’s 1998 Long-Term Growth Incentive Plan (the “1998 Plan”), the Company’s 1998 Non-Employee Director Stock Ownership Plan (the “1998-D Plan”) and the Company’s 2001 Stock Option and Incentive Plan (the “2001 Plan”), the Company has no Shares reserved for issuance. As of May 21, 2007, the Company had 5,766,126 Shares reserved for issuance under the ESPP, the 1998 Plan, the 1998-D Plan and the 2001 Plan. Section 6.1.2 of the Company Disclosure Schedule contains a correct and complete list of options, performance share awards subject to vesting and restricted stock under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien except, where applicable, for director qualifying shares as required by applicable law in any foreign jurisdiction. Except as set forth above and except for the rights (the “Rights”) that have been issued pursuant to the Shareholder Rights Agreement, dated as of March 13, 2007, between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Shareholders of the Company on any matter.
               (b) Section 6.1.2(b) of the Company Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the HSR Act.
               (c) Each Company Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (ii) that is currently outstanding and vested has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date of such grant, (iii) that is currently outstanding and vested has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Company Option, and (iv) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Reports, respectively; except, in the case of clause (i), (ii) or (iii) above, for any failure to have such terms that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          6.1.3 Corporate Authority; Approval and Fairness.
               (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval of this Agreement by the holders of two-thirds of the outstanding Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
               (b) The Company Board has adopted resolutions (i) approving, adopting and declaring advisable this Agreement and the Transactions and determining that the Merger and the other Transactions are fair to and in the best interests of the Company and the Shareholders in accordance with the provisions of the MBCA (collectively, the “Board Approval”) and (ii) recommending that the Shareholders adopt and approve this Agreement (the “Company Recommendation”). The Company Board has taken all action necessary to cause the Company not to be subject to any state takeover Law or similar Law that might otherwise apply to the Transactions.
               (c) The Company Board has received the written opinion of its financial advisor, Goldman Sachs & Co., to the effect that the Per Share Merger Consideration to be received by the holders of the shares of Common Stock is fair from a financial point of view to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.
          6.1.4 Governmental Filings; No Violations; Certain Contracts.
               (a) Other than the filings and/or notices pursuant to Section 2.3 and under the HSR Act (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.
               (b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Transactions will not, (i) constitute or result in a breach or violation of, or a default under, the articles of organization, by laws or the comparable governing instruments of the Company and any of its Subsidiaries, (ii) constitute or result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions) compliance with the matters referred to in Section 6.1.4(a), under any Law to which the Company or any of its Subsidiaries is subject or (iii) constitute or result in any change (adverse to the interests of the Company) in the rights or obligations of any party under any Contract binding on the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation to the Transactions. Section 6.1.4(b) of the Company Disclosure Schedule sets forth a correct and complete list of Material Contracts (as defined in Section 6.1.11(a)) pursuant to which consents or waivers are required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clauses (ii) and (iii) above).
               (c) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or any other Contract that purports to limit either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage or the manner or locations in which any of the Company or its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage in any business, except for any limits that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or prevent or materially delay the consummation to the Transactions.
               (d) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).
          6.1.5 Company Reports; Financial Statements; Sarbanes-Oxley Act.

               (a) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”), except where the failure to so file or furnish would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
               (b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”).
               (c) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date hereof, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.
               (d) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the Company’s Knowledge, such system is effective in providing such assurance. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and, to the Company’s

Knowledge, such controls and procedures are effective in ensuring such disclosures and communications, and (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act. The Company has made available to Parent any written reports and other material correspondence since the Applicable Date provided by the Company’s external auditors to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, to the Company’s Knowledge, no material complaints from any source regarding questionable accounting or auditing matters have been received by the Company. The Company has made available to Parent a summary of all complaints or concerns made since the Applicable Date through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law, which relate to financial reporting, internal controls and related matters.
               (e) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports, and the statements contained in such certifications are true and correct. For purposes of this Section 6.1.5(e), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any Company Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes Oxley-Act.
               (f) Neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, any director, officer, or internal or external auditor of the Company or any of the Company Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive and material complaint, allegation, assertion or claim, whether written or oral, that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of the Company Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

               (g) To the Company’s Knowledge, no employee of the Company or any of the Company’s Subsidiaries has provided information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws described in Section 806 of the Sarbanes-Oxley Act by the Company or any of the Company Subsidiaries.
          6.1.6 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information derived from Parent’s public SEC filings or supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.
          6.1.7 Absence of Certain Changes. Since December 1, 2006, the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course of such businesses and there has not been:
               (a) any change in the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development on or prior to December 1, 2006) of which management of the Company has Knowledge which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;
               (b) other than regular quarterly dividends on Shares of $.07 per Share, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;
               (c) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;
               (d) (i) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (ii) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws, including Section 409A of the Code; or

               (e) any agreement to do any of the foregoing.
          6.1.8 Litigation and Liabilities. Except as disclosed in the Company Reports filed prior to the date of this Agreement, there is no civil, criminal or administrative action, suit, proceeding, claim, arbitration, hearing or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries. Except as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto), included in the Company Reports filed prior to the date hereof and for obligations or liabilities incurred in the ordinary course of business since December 1, 2006, there are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, except for those that, individually or in the aggregate, have not had, or are not reasonably likely to have, a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions.
          6.1.9 Employee Benefits.
               (a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), other than Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”), are listed on Section 6.1.9(a) of the Company Disclosure Schedule, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Section 6.1.9(a) of the Company Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent.
               (b) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Non-U.S. Benefit Plans (collectively, “U.S. Benefit Plans”), are in compliance with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable Laws in all material respects. Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances that would reasonably be expected to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a U.S. Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances that would reasonably be expected to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any Subsidiary to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.
               (c) No material liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) other than payment of premiums. The Company and its Subsidiaries have not incurred and do not expect to incur any material withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the Transactions. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code (including Section 412(m)).
               (d) All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof to the extent required by GAAP. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (e) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Pension Plan since the last day of the most recent plan year.
               (f) As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.
               (g) There has been no amendment to, announcement by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder adoption of this Agreement nor the consummation of the Transactions will (i) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (iii) limit or restrict the right of the Company or, after the consummation of the Transactions, Parent to merge, amend or terminate any of the Benefit Plans or (iv) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.
               (h) All Non-U.S. Benefit Plans comply in all material respects with applicable local Law. All Non-U.S. Benefit Plans are listed on Section 6.1.9(h) of the Company Disclosure Schedule. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to Non-U.S. Benefit Plans.
               (i) All Benefit Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been maintained and administered in good faith compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder.
          6.1.10 Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is a target of any investigation by any Governmental Entity. The Company has not received written notice that it is target of any review by any Governmental Entity. As of the date hereof, to the Knowledge of the Company, no change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures to comply with any Laws applicable as of the date hereof and the Company has not received any written notice of any noncompliance with any such Laws from a Governmental Entity that has not been cured as of the date hereof, in either case, that would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.
          6.1.11 Material Contracts and Government Contracts.
               (a) Except as set forth on the Company Disclosure Schedule and for this Agreement and the Contracts filed as exhibits to the Company Reports, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by any Contract:
                    (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S K under the Securities Act;
                    (ii) containing covenants binding upon the Company or its Subsidiaries that restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area that, following the Merger, would apply to Parent and its Subsidiaries;
                    (iii) involving the payment or receipt of more than $1,000,000 in royalties, advances, profit sharing, commissions, fees or other amounts per year in the aggregate, in each case calculated based upon the revenues or income of the Company or its Subsidiaries or income or revenues related to any product of the Company or its Subsidiaries;
                    (iv) with any Affiliate;
                    (v) containing any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person;
                    (vi) containing any markdown, commitment or agreement for return of merchandise in excess of $500,000; or
                    (vii) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for Contracts which are not material to the business as a whole and entered into in the ordinary course

     Each such Contract described in clauses (i) through (vii) is referred to herein as a “Material Contract”.
               (b) Each of the Material Contracts (and those Contracts which would be Material Contracts but for the exception of being filed as exhibits to the SEC Reports) is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, in each case except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
          6.1.12 Real Property.
               (a) With respect to all of the real property owned by the Company or its Subsidiaries (the “Owned Real Property”) (i) the Company or one of its Subsidiaries, as applicable, has good, marketable and insurable title to the Owned Real Property, free and clear of any Encumbrance, and (ii) no other Person has any ownership right in any Owned Real Property or the right to use or occupy any portion of the Owned Real Property and (iii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein, in each case except as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.
               (b) Except as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect, (i) the material improvements on each parcel of Owned Real Property have legal and valid access to public streets and such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of the Company and each of the Subsidiaries operated thereon to be operated in all material respects in the ordinary course of business and (ii) the major structural elements of the improvements comprising the Owned Real Property, including mechanical, electrical, heating, ventilation, air conditioning or plumbing systems, telecommunications, sanitary and storm sewage lines and systems, elevators or parking elements, are in sufficiently good condition (except for ordinary wear and tear) to allow the business to be operated in all material respects in the ordinary course of business.
               (c) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), and together with the Owned Real property, the “Real Property”), the lease, sublease or other agreement for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease, sublease or other agreement, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent or materially delay the consummation of the Transactions, and no consent of any party is necessary for the lessee to legally occupy each Leased Real Property from and after the Closing except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has provided to Parent true and complete summaries of all leases, subleases or other agreements effecting the Leased Real Property and has provided true and complete copies of the leases set forth on Section 6.1.12(c) of the Company Disclosure Schedule.
               (d) Section 6.1.12(d) of the Company Disclosure Schedule contains a true and complete list of all Owned Real Property and sets forth (i) a description of the principal functions conducted at each parcel of Owned Real Property and (ii) a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property. Section 6.1.12(d) of the Company Disclosure Schedule contains a true and complete list of all Leased Real Property by address.
               (e) The Real Property constitutes all of the real property owned, leased or occupied in connection with the business operated by the Company. To the Knowledge of the Company, there is no pending or threatened condemnation proceeding affecting any Real Property that would prevent or materially delay the consummation of the Transactions.
          6.1.13 Chapter 110 D and 110F Not Applicable. The Company Board has taken all actions necessary so that the restrictions contained in Chapter 110D and 110F of the Massachusetts General Laws shall not apply to the execution, delivery or performance of this Agreement, or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreement.
          6.1.14 Environmental Matters. Except as disclosed in Section 6.1.14 of the Company Disclosure Schedule or as would not have a Material Adverse Effect: (a) the Company and its Subsidiaries have been in compliance with all applicable Environmental Laws; (b) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance that would reasonably be expected to require reporting or remediation pursuant to any Environmental Law; (c) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation in a manner or under circumstances that would reasonably be expected to result in liability to the Company or any Subsidiary; (d) neither the Company nor any of its Subsidiaries is liable for any Hazardous Substance disposal or contamination on any other third party property, except for matters that have been previously fully resolved; (e) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or subject to liability under any Environmental Law, except for matters which have been previously fully resolved; (f) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or written agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to obligations or liability under any Environmental Law or otherwise relating to any Hazardous Substance; and (g) there are no other circumstances or conditions involving the Company or any of its Subsidiaries including any exposure or any alleged exposure to any Hazardous Substance that would reasonably be expected to result in any environmental claim, liability, investigation or cost, and (h) the Company has delivered to Parent copies of all material environmental reports, studies, assessments and environmental cost estimates in its possession relating to the Company or its Subsidiaries or their respective properties or operations.
          6.1.15 Taxes. The Company and each of its Subsidiaries (a) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (b) have paid all material Taxes that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or the payment of which is not yet due; and (c) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of any material amount of Taxes or material Tax matters. There are not, to the Knowledge of the Company, any unresolved claims by any Tax authority concerning the Company’s or any of its Subsidiaries’ Tax liability that would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect and are not disclosed or provided for in the Company Reports. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 1, 2006, 2005, 2004 and 2003. Neither the Company nor any of its Subsidiaries has any material liability with respect to income, franchise or similar Taxes that accrued on or before December 1, 2003 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date hereof. The financial statements in the Company Reports reflect an adequate reserve for the payment of Taxes that are not yet due and payable for which the Company and its Subsidiaries may be liable for the periods covered by the Company Reports. There is no lien for Taxes upon any properties or assets of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, is any taxing authority in the process of imposing any lien for Taxes on any of the assets or properties of the Company or any of its Subsidiaries, other than liens for Taxes that are not yet due and payable. The Company has delivered and made available to Parent complete and accurate copies of each of (i) audit reports, letter rulings and similar documents issued by a taxing authority relating to any material Taxes due from or with respect to the Company or any of its Subsidiaries and (ii) any material closing agreements entered into by the Company or any or its Subsidiaries, with any taxing authority existing on the date of this Agreement. Neither the Company nor any of its Subsidiaries has received written notice of any claim made by an authority in any jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries, is, by Law or contract (whether written or oral), liable for Taxes (or amounts calculated by reference to Taxes) of any person other than the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into a “reportable transaction” with the meaning of Section 6011 of the Code.

          6.1.16 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, labor picketing, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries, nor has there been in the previous five years. The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements or other Contracts with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them is otherwise bound (collectively, the “Company Labor Agreements”). There is no charge pending or, to the Knowledge of the Company, threatened before any Governmental Entity alleging unlawful discrimination in employment practices or any unfair labor practice by the Company or any Subsidiary. The consummation of the Merger and the other Transactions will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.
          6.1.17 Intellectual Property.
          (a) Section 6.1.17(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) Registered Intellectual Property, material unregistered trademarks and material software owned by the Company and its Subsidiaries, indicating for each Registered item the registration or application number and the applicable filing jurisdiction (collectively, the “Scheduled Intellectual Property”), and (ii) Intellectual Property Contracts (other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that has not been modified or customized for the Company or its Subsidiaries).
          (b) The Company and its Subsidiaries own exclusively (beneficially, and of record where applicable) all Scheduled Intellectual Property free and clear of all Liens. Except as otherwise set forth in Section 6.1.17(b) of the Company Disclosure Letter, the Scheduled Intellectual Property is not subject to any outstanding order, judgment, injunction, decree, award, settlement or agreement, other than the Intellectual Property Contracts listed in Section 6.17(a)(ii) of the Company Disclosure Schedule, adversely affecting the Company’s or its Subsidiaries’ use thereof or their rights thereto, and, to the Knowledge of the Company, is valid, subsisting and enforceable.
          (c) The Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property used in their business as presently conducted, provided, however, that the foregoing shall not constitute a representation or warranty that the Company or any Subsidiaries has not infringed on or otherwise violated any Intellectual Property rights of any third party. Except as otherwise set forth on Section 6.1.17(c) of the Company Disclosure Letter, the

consummation of the Transactions will not afford any third party the legal right to change the Company’s or any of its Subsidiaries’ rights with respect to the Scheduled Intellectual Property in a manner that would result in a Material Adverse Effect.
          (d) The Company and its Subsidiaries do not and have not infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any third party, other than the rights of any third party under any patent or Mark. To the Knowledge of the Company, the Company and its Subsidiaries do not and have not infringed, misappropriated, diluted or otherwise violated the rights of any third party under any pending or issued patent or Mark. Except as otherwise set forth on Section 6.1.17(d) of the Company Disclosure Letter, to the Knowledge of the Company, no person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property right of the Company or its Subsidiaries. To the Knowledge of the Company, the Company’s and its Subsidiaries’ employees’ performance of their employment activities does not violate any third party’s Intellectual Property rights or such employees’ contractual obligations to any third person.
          (e) Except as otherwise set forth on Section 6.1.17(e) of the Company Disclosure Letter, there is no litigation, arbitration, opposition, cancellation, investigation, proceeding, objection, claim or demand that is pending, outstanding, asserted in writing or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries concerning (i) the ownership, validity, registerability, enforceability, infringement or use of the Scheduled Intellectual Property or (ii) to the Knowledge of the Company the licensed right to use any other Intellectual Property.
          (f) The Company and its Subsidiaries take and have taken reasonable steps to protect, preserve and maintain the Intellectual Property used in their business as presently conducted, except for such Intellectual Property that the Company or any of its Subsidiaries has permitted to expire, or has cancelled or abandoned in its reasonable business judgment. To the Knowledge of the Company, none of the Company’s nor its Subsidiaries’ current employees have any patents issued or patent applications pending for any device, process, design or invention of any kind now used or needed by the Company or its Subsidiaries in the operation of their business as presently conducted, which have not been assigned to the Company or its Subsidiaries. The Company and its Subsidiaries owns all rights in Intellectual Property used in and material to their business as presently conducted which was created by current and former employees and consultants of the Company and its Subsidiaries in the scope of each such employees’ and consultants’ employment with or engagement by, as applicable, the Company or any of its Subsidiaries
          (g) The Company and its Subsidiaries take and have taken reasonable measures to protect the confidentiality and value of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries.
          (h) The Company and its Subsidiaries comply and have complied with all Internet domain name registration and other requirements of Internet domain name registrars concerning Internet domain names that are used in their business as currently conducted, except where such failure to comply would, individually or in the aggregate result in or be reasonably likely to result in a Material Adverse Effect.
          (i) The Company and its Subsidiaries (i) comply with all Laws and their publicly available policies with respect to the privacy of on-line users and customers and the collection and use of any personally identifiable information related thereto, (ii) use reliable encryption (or equivalent) protection for the security and integrity of transactions executed through its Internet sites, (iii) use reliable methods (including passwords) to ensure the correct identity of its users and customers and (iv) use reasonable mechanisms to ensure the enforceability of any commercial transactions executed through their Internet sites.
          (j) Except as set forth on Section 6.1.17(j) of the Company Disclosure Schedule, the Company and its Subsidiaries have not obtained any material rights to use third party intellectual property pursuant to cross licenses or settlement agreements.
          (k) Each Intellectual Property Contract (i) is valid, and in full force and effect, subject to applicable bankruptcy and insolvency Law and general principles of equity and will continue to be so immediately following the consummation of the Transactions, except for such failures to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and (ii) to the Knowledge of the Company, is valid, binding and enforceable against the other party. No Intellectual Property Contract is subject to any outstanding order, judgment, injunction, decree, award or settlement, or agreement adversely affecting the Company’s or its Subsidiaries’ use thereof or their rights thereto in a manner that would result in a Material Adverse Effect. No claim has been asserted that the Company or its Subsidiaries or, to the Knowledge of the Company, any other person, has materially breached any Intellectual Property Contract. To the Knowledge of the Company, no such claim has been threatened. There exists no event, condition or occurrence that, with the giving of notice or lapse of time, or both, would constitute a material breach or default by the Company or its Subsidiaries or, to the Knowledge of the Company, any other person, under any material Intellectual Property Contract. No party to any Intellectual Property Contract has given the Company or its Subsidiaries notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any Intellectual Property Contract. Neither the Company nor its Subsidiaries nor any other party to any Intellectual Property Contract, has repudiated in writing any material provision thereof. Consummation of the Transactions will not place the Company or its Subsidiaries in breach or default of any Intellectual Property Contract, or trigger any modification, termination or acceleration or cause any additional fees to be due thereunder, or create any license under or Lien on Intellectual Property owned or held by the Company or its Subsidiaries; provided however, that this Section 6.1.17(k) shall not be applicable to the termination of the Confidential Agreement by any parties thereto.
          (l) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business and have not materially malfunctioned or failed in a manner which prevented the Company or any of its Subsidiaries from conducting primary business functions in a production environment within the past three (3) years. To the Knowledge of the Company, the IT Assets do not contain any “time bombs,” “Trojan horses,”

“back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets. To the Knowledge of the Company, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technologies and procedures consistent with industry practices.
          6.1.18 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses (“Insurance Policies”). There is no material claim by the Company or any of its Subsidiaries pending under any such policies which (a) has been denied or disputed by the insurer and (b) would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. All insurance policies which are material to the Company and its Subsidiaries taken as a whole are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The Insurance Policies do not contain exceptions of type or amount that are unusual for a similarly situated company in the same or similar business.
          6.1.19 Rights Agreement. The Company has amended the Rights Agreement to provide that neither Parent nor Merger Sub shall be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement), that neither a Distribution Date nor a Stock Acquisition Date (as such terms are defined in the Rights Agreement) shall be deemed to occur, that the Rights will not separate from the Shares as a result of the execution, delivery or performance of this Agreement and that the Rights shall terminate in accordance with the Rights Agreement immediately prior to the Effective Time.
          6.1.20 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other Transactions except that the Company has employed Goldman Sachs & Co. as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Goldman Sachs & Co. is entitled to any fees and expenses in connection with any of the Transactions.
          6.1.21 Inventory. As of March 2, 2007, all inventory of the Company and its Subsidiaries, whether or not reflected in the latest balance sheet included in the Company Reports, consist of a quality and quantity usable and saleable in the Company’s and its Subsidiaries’ ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the balance sheet included in the Company’ quarterly report on Form 10-Q for the period ending March 2, 2007, and except for inventory items having an aggregate value not to exceed $500,000. All inventories not written-off have been reflected on the Company’s books, on a quarterly basis, at the lower of cost or net realizable value.

          6.1.22 Customers and Suppliers. The Company has made available to Parent a complete and accurate list of each customer that purchased more than $5,000,000 during the period commencing on the first day of last full fiscal year and continuing through March 2, 2007. To the Knowledge of the Company’s current Chief Financial Officer and Comptroller, as of the date hereof, no customer of any brand of the Company or its Subsidiaries that purchased more than $5,000,000 during the period commencing on the first day of the last full fiscal year and continuing through March 2, 2007 has indicated since January 1, 2007 that it will stop, or decrease by $3,000,000 or more over a twelve-month period ending December 31, 2007, buying materials or products from the Company or its Subsidiaries.
          6.1.23 Products. To the Knowledge of the Company, no material amount of goods or products (a) manufactured, sold or delivered by the Company and its Subsidiaries since the Applicable Date, or (b) manufactured, currently in inventory and ready to be sold or delivered at the Closing Date have been or are defective, so as to give a cause of action against the Company and its Subsidiaries pursuant to any statutory provisions for the supply of goods with respect to which the statute of limitations has not yet expired or for breach of contract, negligence or otherwise. To the Knowledge of the Company, each of the products produced or sold by the Company and its Subsidiaries (i) has been fit for the ordinary purposes for which it is intended to be used, (ii) conforms in all material respects to any promises or affirmations of fact made on the container, label or documentation for such product or in connection with its sale, (iii) contains such warnings, presented in a reasonably prominent manner, as are either required by applicable Laws or customary under current industry practice with respect to its content and use and (iv) has no material design defect.
          6.1.24 Warranties and Indemnities. There are no pending or, to the Knowledge of the Company, threatened warranty or indemnity claims against the Company or its Subsidiaries.
     6.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company that the statements contained in this Section 6.2 are true and correct, except as in the forms, statements, certifications, reports and documents filed with or furnished to the SEC prior to the date hereof by Parent pursuant to the Exchange Act or the Securities Act (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) filed with the SEC on or prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature), or in the corresponding sections or subsections of the disclosure schedule (or any other section or subsection of the disclosure schedule so long as its relevance to such other section or subsection is readily apparent on the face of the information so disclosed) delivered by Parent and Merger Sub to the Company, a copy of which is attached hereto as Exhibit II (the “Parent Disclosure Schedule”).
          6.2.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other Transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the articles of organization and by laws or other applicable governing instruments of Parent and Merger Sub, each as in effect on the date of this Agreement.
          6.2.2 Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other Transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions that this Agreement requires it to consummate. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          6.2.3 Governmental Filings; No Violations; Etc.
               (a) Other than the filings and/or notices pursuant to Section 2.3 and under the HSR Act, with the Securities and Exchange Commission or the New York Stock Exchange (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Transactions that this Agreement requires it to consummate, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.
               (b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other Transactions that this Agreement requires it to consummate will not, constitute or result in (i) a breach or violation of, or a default under, the articles of organization, by laws or the comparable governing instruments of Parent or Merger Sub, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or

Merger Sub to consummate the Merger and the other Transactions that this Agreement requires it to consummate.
          6.2.4 Information Supplied. None of the information supplied or to be supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by the Company for inclusion or incorporation by reference therein.
          6.2.5 Financing. Parent and Merger Sub have executed financing commitment letters in place from Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., pursuant to which such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide financing in an amount of $750,000,000 in connection with the transactions contemplated by this Agreement (the “Commitment Letters”). The Commitment Letters are in full force and effect; all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full if and when due; and the Commitment Letters have not been amended or terminated. Parent and Merger Sub have no reason to believe that any condition to the Commitment Letters which is within their control will not be satisfied or waived prior to the Effective Time. As of the Closing, Parent will have received cash (together with Parent’s cash on hand) in an aggregate amount sufficient to pay all amounts required to be paid by it, the Surviving Corporation and Merger Sub in connection with the Merger, including the Merger Consideration, the aggregate Option Consideration and all payments, fees and expenses related to or arising out of the Merger (the “Required Cash Amount”). Parent has provided to the Company true, complete and correct copies of the Commitment Letters.
          6.2.6 Ownership of Company Shares. As of the date hereof, Parent and its Affiliates directly and indirectly own no Shares, beneficially or otherwise, including any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares.
          6.2.7 Capitalization Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.25 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business prior to the date hereof other than those incident to its formation and pursuant to this Agreement, the Merger and the other Transactions.

ARTICLE - VII
Covenants
     7.1. Interim Operations.
          (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably denied and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to (i) preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) make all filings, pay all fees and take all other actions necessary and reasonable to protect, preserve and maintain the Scheduled Intellectual Property, and (iii) keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing, which approval shall not be unreasonably denied or (C) as set forth in Section 7.1(a) of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:
               (i) adopt or propose any change in its articles of organization or by laws or other applicable governing instruments;
               (ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;
               (iii) acquire assets outside of the ordinary course of business, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;
               (iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than (A) the issuance of shares pursuant to outstanding stock options, warrants or rights or (B) by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;
               (v) create or incur any Lien material to the Company or any of its Subsidiaries on any assets (including Intellectual Property) of the Company or any of its Subsidiaries having a value in excess of $100,000;

               (vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $100,000 in the aggregate;
               (vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary or regular quarterly dividends, not to exceed $.07 per share, declared and paid consistent with prior timing) or enter into any agreement with respect to the voting of its capital stock;
               (viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;
               (ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (i) indebtedness for borrowed money at any one time outstanding incurred in the ordinary course of business consistent with past practices for working capital incurred pursuant to the Bank of America Credit Facility not to exceed indebtedness as of March 2, 2007 plus $15,000,000, (ii) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, or (iii) guarantees incurred in compliance with this Section 7.1 by the Company of indebtedness of wholly-owned Subsidiaries of the Company;
               (x) except as set forth in the capital budgets set forth in Section 7.1(a)(x) of the Company Disclosure Schedule and consistent therewith, make or authorize any capital expenditure in excess of $1,000,000 in the aggregate during any 12-month period;
               (xi) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;
               (xii) make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles;
               (xiii) amend, modify or terminate any Material Contract or Intellectual Property Contract, or cancel, modify or waive any debts or claims held by it or waive any rights in excess of $250,000 in the aggregate;
               (xiv) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of the amount of any reserve on the balance sheet as of March 2, 2007 as set forth on Section 7.1(a)(xiv) of the Company Disclosure Schedule plus $150,000 in the aggregate or any obligation or liability of the Company in excess of such amount;

               (xiv) (A) make or rescind any material election relating to Taxes of the Company or its Subsidiaries, or (B) file any material amended tax return of, or claim for refund for, the Company or any of its Subsidiaries for any taxable period;
               (xvi) transfer, sell, assign, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or cease to maintain, allow to lapse or expire or otherwise dispose of any assets (including Intellectual Property), licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except for assets sold in the ordinary course of business, other than pursuant to Contracts in effect prior to the date of this Agreement;
               (xvii) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Section 6.1.9(a) of the Company Disclosure Schedule, or as otherwise required by applicable Law, including Section 409A of the Code, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except for one-time increases in base salary not to exceed 5% in the ordinary course of business consistent with past practices for employees who are not officers and who have a base salary less than $100,000, (C) enter into any employment, severance, change in control, termination, deferred compensation or other similar agreement with any director, officer or employee of the Company or any of its subsidiaries, (D) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; or
               (xviii) agree, authorize or commit to do any of the foregoing.
          (b) Prior to making any written communications to the employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.
          (c) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent or materially delay the consummation of the Transactions.
     7.2. No Solicitation of Transactions; Acquisition Proposals. (a) The Company agrees that, except as permitted by this Section 7.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ Representatives not to, directly or indirectly:
               (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below);
               (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or
               (iii) otherwise facilitate any effort or attempt to make an Acquisition Proposal.
          (b) As promptly as practicable, and in any event within 24 hours, after any officer or director of the Company receives any Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, including (i) the identity of the Person or group making any such Acquisition Proposal, request or inquiry, (ii) a copy of all written materials provided by such Person in connection with such Acquisition Proposal, request or inquiry and (iii) a written summary, if it is not in writing, of any such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, the Company shall continue promptly to keep Parent informed in all material respects of the status and details of any such Acquisition Proposal, request or inquiry (including, but not limited to, notice of all material amendments thereto, notice of withdrawal or rejection thereof). The Company shall provide Parent with two business days’ prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which such Company Board is reasonably expected to discuss any Acquisition Proposal or any Change of Recommendation.
          (c) If, prior to the time, but not after, the Company Requisite Vote is obtained, the Company receives from a Person a bona fide written Acquisition Proposal that is or could reasonably be expected to lead to a Superior Proposal, the Company shall promptly provide to Parent written notice (the “Superior Proposal Notice”) that shall state (i) that it has received a Superior Proposal (or an Acquisition Proposal that could reasonably be expected to lead to a Superior Proposal), (ii) the identity of the Person making such proposal and (iii) the material terms and conditions of such proposal and, notwithstanding anything to the contrary set forth in this Agreement, the Company may (A) provide information in response to a request therefor by such Person if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms no more favorable to such Person as the terms of the Confidentiality Agreement (as defined in Section 10.7); provided, that, contemporaneously with furnishing any such non-public information to such Person, the Company furnishes to Parent all such non-public information not previously provided to Parent or (B) engage in discussions or negotiations with such Person, if prior to taking any action described in clause (A) or (B) above, the Company Board, after consultation with its financial advisor and legal counsel, determines in good faith that the failure to take any action described in clause (A) or (B) above would be inconsistent with its fiduciary obligations under applicable Law and the Company Board believes in good faith, after consultation with its advisors, that the Acquisition Proposal in respect of which such action is to be taken, if consummated, is or could reasonably be expected to lead to a Superior Proposal (a “Board Determination”).
          (d) The Company Board and each committee thereof shall not:
               (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify or make any statement with the substantive effect of withholding, withdrawing, qualifying or modifying), in a manner adverse to Parent (any such action, a “Change in Recommendation”), the Company recommendation with respect to the Merger unless the Company Board is entitled to take the actions specified under Section 7.2(d)(ii);
               (ii) approve, recommend or declare advisable (publicly or otherwise) a transaction relating to an Acquisition Proposal unless the Company Board has made a Board Determination with respect to such Acquisition Proposal; or
               (iii) except as expressly permitted by, and after compliance with, this Section 7.2 or Section 9.1(d), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement entered into in compliance with Section 7.2(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.
          (e) Notwithstanding anything to the contrary set forth in this Agreement, prior to receipt of the Company Requisite Vote, the Company Board may, in response to a Superior Proposal that did not result from a breach by the Company of this Section 7.2, withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal or approve or recommend any Acquisition Proposal if the Company Board determines in good faith, after consultation with its outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law, but only on or after the third (3rd) Business Day following Parent’s receipt of written notice advising Parent that the Company Board desires to withhold, withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including any material changes) and identifying the person making such Superior Proposal . Such three (3) Business Day period shall be required for each and every Superior Proposal or material modification thereto, as applicable.
          (f) Nothing contained in this Section 7.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal; provided, however, that if such disclosure has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 9.1(c).
          (g) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.2 and in the Confidentiality Agreement. Since May 1, 2006, neither the Company, its Subsidiaries or the Company’s or its Subsidiaries’ Representatives have executed a confidentiality agreement with a third party (other than Parent) in connection with such third party’s consideration of acquiring the Company or any of its Subsidiaries, or a material portion of their assets or equity.
     7.3. Proxy Statement. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within 30 days of this Agreement, a proxy statement in preliminary form relating to the Shareholders Meeting (the “Proxy Statement”). The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.
     7.4. Shareholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and by laws, all action necessary to convene a meeting of the Shareholders (the “Shareholders Meeting”) to consider and vote upon approval of this Agreement. The Shareholders Meeting shall be held on a date agreed to by the parties hereto no later than 30 business days following the earliest of the date on which the SEC staff advises the Company that it has no further comments on the Proxy Statement (or that the SEC staff advises that it is not reviewing the Proxy Statement) or that the Company may commence mailing the Proxy Statement. At the Shareholders Meeting, the Company Board shall recommend approval of this Agreement (unless a Change of Recommendation shall have occurred prior to the time the Company Requisite Vote is obtained), and even if a Change of Recommendation has occurred shall take all lawful action to submit the adoption of this Agreement. Without the consent of Parent, The Company shall not postpone or adjourn the Shareholders Meeting, except to the extent required by applicable Law.
     7.5. Filings; Other Actions; Notification. (a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.
          (b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Merger and the other Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions; provided, however, that (i) nothing in this Agreement, including without limitation, this Section 7.5, shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material change (including without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, of any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company, (ii) nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to take any other action under this Section 7.5 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger, and (iii) nothing in this Agreement, including this Section 7.5 shall require Parent and its Affiliates to make any material payments, other than filing fees required by Law, or provide any other material consideration in connection with any waiver or consent reasonably necessary, proper or advisable to consummate and make effective the Merger and the other Transactions (or to consent to any material payment, other than filing fees required by Law, or provide any other material consideration by the Company or any of its Subsidiaries in connection with such waivers or consents). Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other Transactions (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.
          (c) Information. The Company and Parent each shall, upon reasonable request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other Transactions.
          (d) Status. Subject to applicable Law and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other material communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or Governmental Entity with respect to the Merger and the other Transactions. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.
     7.6. Access and Reports. Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford Parent and Parent’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, contracts, books and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent all readily available information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that none of the Company or any of its Subsidiaries shall be required to permit any inspection or other access, or to disclose any information, that in its reasonable judgment would: (a) violate any of its obligations with respect to confidentiality (provided that the Company shall use its commercially reasonable efforts to obtain a waiver of any confidentiality obligation); (d) jeopardize protections afforded it under the attorney-client privilege or the attorney work product doctrine (provided that the Company shall take any commercially reasonable action to allow such access to be granted in whole or in part without jeopardizing such protections); (e) violate any Law; or (f) materially interfere with the conduct of its business. All requests for information made pursuant to this Section 7.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement and shall not affect or be deemed to modify any representation or warranty made by the Company in this Agreement. The Company shall furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of federal or state securities Legal Requirements to the extent that such report, schedule, registration statement or other document is not publicly available on EDGAR.
     7.7. Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.
     7.8. Publicity. Except as otherwise required by applicable Law, the initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the parties hereto shall consult with each other and give due consideration to any reasonable additions, deletions or changes suggested by the other party and its counsel prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and prior to making any filings with any Governmental Entity with respect to the transactions contemplated by this Agreement; provided, however, that (i) the Company need not consult with Parent in connection with any press release or public statement to be issued or made with respect to any Acquisition Proposal or with respect to any Change in Recommendation and (ii) Parent need not consult with the Company in connection with any press release or public statement to be issued or made with respect to any Acquisition Proposal or with respect to any Change in Recommendation. The Company and its counsel shall be given a reasonable opportunity to review and comment on any materials that are to be presented during any road shows conducted in connection with the financing of the transactions contemplated herein, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Notwithstanding anything to the contrary contained in this Section 8.8, Parent may utilize such materials in substantially the form presented (after consideration of any comments received from the Company or its counsel) and make public statements consistent with such materials during the road show, without any further consultation, approval, review or commentary from the Company or its counsel.
     7.9. Employee Benefits. (a) Parent agrees that during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries who remain employed after the Effective Time (the “Company Employees”) will continue to be provided with base salary, commissions, cash-based incentive opportunities, pension and welfare benefits at levels that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees without regard to any compensation or benefit arrangements, whether special incentives or otherwise, implemented by the Company in connection with the transactions contemplated by this Agreement. Parent will cause any employee benefit plans which the Company Employees are entitled to participate in to take into account for purposes of eligibility and vesting, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company. Without limiting the foregoing, Parent shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of Parent to be waived with respect to the Company Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Company Employee participated immediately prior to the Effective Date, and any deductibles paid by the Company Employee under any of the Company’s or its Subsidiaries’ health plans in the plan year in which the Effective Date occurs shall be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent. Parent will make appropriate arrangements with its insurance carrier(s) to ensure such result. Except as otherwise provided in Section 7.9(b) and (c), nothing contained herein shall obligate Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular benefit plan, or (ii) retain the employment of any particular employee; provided, however, that Parent shall continue to maintain the Company’s Benefit Plans (other than stock-based plans) until the Company Employees are permitted to participate in the plans of Parent or any Subsidiary of Parent in accordance with Section 7.9(a).

          (b) Existing Compensation Agreements. Parent shall cause the Surviving Corporation to honor, in accordance with their terms, all compensation agreements listed in Section 7.9(b) of the Company Disclosure Schedule.
          (c) Severance Plans. Parent shall cause the Surviving Corporation to keep in effect without modification and honor the severance plans listed in Section 7.9(c) of the Company Disclosure Schedule for a period commencing at the Effective Time and ending on the first anniversary of the Effective Date.
          (d) The Company agrees to cause each of its officers and directors to repay any outstanding liens or notes to the Company or its Subsidiaries prior to the Effective Time.
     7.10. Expenses. Except as otherwise provided in Section 9.2, all costs and expenses incurred in connection with the Transactions shall be paid by the party incurring such expense, except that expenses incurred in connection with the publishing, printing and mailing of the Proxy Statement (but not the attorney’s fees related thereto, which shall be paid by the party incurring such expense) shall be shared equally by Parent and the Company.
     7.11. Indemnification; Directors’ and Officers’ Insurance.
          (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Massachusetts Law and its articles of organization or by laws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Massachusetts Law and the Company’s articles of organization and by laws shall be made by independent counsel selected by the Surviving Corporation.
          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided, that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
          (c) At or prior to the Effective Time, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy (which by its terms shall survive the Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than $650,000. In the event that less than $650,000 is insufficient for such coverage, the Company may spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.
          (d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.11.
          (e) The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.
          (f) Parent and Merger Sub agree that all rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of the Company and its Subsidiaries provided for in the respective organizational documents, in effect as of the date hereof, shall continue in full force and effect for a period of six (6) years after the Effective Time. During such period, Parent shall not amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was a director, officer, employee, fiduciary or agent of the Company and its Subsidiary in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.
     7.12. Financing.
          (a) Parent will use its reasonable best efforts to obtain and close any financing necessary for it to deliver the Merger Consideration at the Effective Time.
          (b) From the date of this Agreement until the Effective Time, the Company agrees to provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause their respective Representatives to provide, such cooperation as may be reasonably requested by Parent in connection with the arrangement of, and the negotiation of agreements with respect to, its financing (and any substitutions, replacements or refinancing thereof), including using reasonable best efforts to (i) cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective lenders and due diligence sessions each conducted at the expense of Parent, and (ii) assist with the preparation of disclosure documents in connection therewith, provided that the Company shall not be obligated to incur any liability to any third party on account thereof.
     7.13. Other Actions by the Company.
          (a) Rights. Prior to the time the Company Requisite Vote is obtained, the Company Board shall take all necessary action to cause the Rights to cease to be outstanding and to terminate the Rights Agreement, effective immediately as of the Effective Time, without payment of any consideration in respect thereof.
          (b) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.
     7.14. Parent Vote. If a Stockholders Meeting is held, Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of either the Company or Merger Sub by consent in lieu of a meeting).

ARTICLE - VIII
Conditions
     8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
          (a) Shareholder Approval. This Agreement shall have been approved by the Company Requisite Vote.
          (b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.
          (c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other Transactions (collectively, an “Order”).
     8.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. (i) Each of the representations and warranties in Section 6.1.1 (Organization, Good Standing and Qualification), Section 6.1.2 (Capital Structure), Section 6.1.3 (Corporate Authority; Approval and Fairness); Section 6.1.13 (Takeover Statutes); Section 6.1.19 (Rights Agreement); and Section 6.1.24 (Brokers and Finders) (collectively, the “Class 1 Company Representations and Warranties”; all other representations and warranties contained in ARTICLE VI, the “Class 2 Company Representations and Warranties”) that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the Class 1 Company Representations and Warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case only as of such earlier date); provided however, that any representation and warranty (whether qualified as to materiality or Material Adverse Effect or not so qualified) that is applicable to or could be reasonably expected to apply or otherwise implicate in any respect the Confidential Agreement shall, with respect to such Confidential Agreement, be true and correct in all material respects only as of the date hereof. The Class 2 Company Representations and Warranties shall be true and correct (without giving effect to any materiality of Material Adverse Effect qualifiers set forth therein), except where the failure of such Class 2 Company Representations and Warranties to be true and correct has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the

Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 8.2(b) and the conditions set forth in this Section 8.2(b) have been satisfied.
          (c) No Restraints. There shall not be threatened, instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking (i) an Order or (ii) to (A) prohibit, limit, restrain or impair Parent’s ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or its Subsidiaries (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) prohibit or limit Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.
          (d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or would reasonably be expected to have, a Material Adverse Effect.
          (e) Dissenters Rights. Holders of Shares representing in excess of 10% of the outstanding Shares shall not have exercised (or, if exercised, shall not have withdrawn such exercise by the close of business on the day after the day of the Shareholders Meeting) rights of dissent in connection with the Merger.
     8.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality qualifications contained therein), would not individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the

Merger and the other Transactions, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.
          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent to such effect.
ARTICLE - IX
Termination
     9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote has been obtained,
          (a) by mutual written consent of Parent, Merger Sub and the Company;
          (b) by either Parent or the Company by action of the Company Board at any time prior to the Effective Time: (i) if the Merger shall not have been consummated by December 31, 2007 (the “Termination Date”), (ii) if any Order permanently enjoining, restraining or otherwise prohibiting the Merger exists and such Order shall have become final and nonappealable, or (iii) the Company Requisite Vote shall not have been obtained at the Shareholders Meeting or any adjournment or postponement of the Shareholders Meeting taken in accordance with this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the event which gave rise to the termination right under this Section 9.1(b);
          (c) by Parent, if: (i) the Company Board shall have made a Change of Recommendation, (ii) the Company shall have failed to take a vote of the shareholders on the approval of the Merger prior to the Termination Date, (iii) the Company Board shall have failed to confirm its recommendation of this Agreement and the Merger as promptly as practicable (but in any event, within five (5) business days after Parent requests in writing that the Company Board do so; provided, that Parent may not make such a request on more than one occasion with respect to any particular Acquisition Proposal and that such request may only be made in the event the Company has received an Acquisition Proposal or material amendment to an Acquisition Proposal), (iv) a tender offer or exchange offer for outstanding Shares shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, prior to the earlier of (x) the date prior to the Shareholders Meeting or (y) eleven (11) business days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation; (v) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, such that Section 8.2(b) would not be satisfied and such breach or failure to be true or correct is not curable or, if curable, has not been cured within the earlier of (x) the Termination Date, and (y) 30 days after written notice thereof has been given by Parent or Merger Sub to the Company, or (vi) the Company shall have materially breached its obligations under Section 7.2; or
          (d) by the Company, (i) if Parent or Merger Sub breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement, such that Section 8.3(a) or 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, has not been cured within the earlier of (x) the Termination Date and (y) thirty (30) days after the giving of written notice to Parent of such breach or (ii) in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 7.2; provided, however, that prior to terminating this Agreement pursuant to this Section 9.1(d), the Company shall have (i) provided Parent with three (3) business days prior written notice of the Company’s decision to so terminate (which notification shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions), (ii) prior to 5:00 p.m. Massachusetts time on the third Business Day of such three (3) Business Day period Parent has not made an offer that in the reasonable judgment of the Company Board after consultation with its outside counsel and its financial advisors is at least as favorable to the Company’s stockholders from a financial point of view as such Superior Proposal; and (iii) the Company prior to or concurrently with such termination pays to Parent in immediately available funds all amounts required to be paid pursuant to Section 9.2(b);
     9.2. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful breach of this Agreement, and (ii) the provisions set forth in the second sentence of Section 10.1 shall survive the termination of this Agreement.
          (b) The Company shall pay Parent a termination fee of $23,000,000 (the “Termination Fee”) in the event of the termination of this Agreement pursuant to:
               (i) Section 9.1(c) (other than pursuant to Section 9.1(c)(v) or Section 9.1(c)(vi));
               (ii) Section 9.1(d)(ii); or

               (iii) Section 9.1(b)(iii) or, if the Company Requisite Vote has not been obtained prior to termination of this Agreement, Section 9.1(b)(i), in either case, if, at or prior to the time of such failure, there shall have been publicly announced an Acquisition Proposal relating to the Company, and within twelve (12) months after such termination there shall have been consummated, or a definitive agreement shall have been entered into providing for, an Acquisition Proposal (provided that, for purposes of this Section 9.2(b)(iii), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”). The Company acknowledges that the agreements contained in this Section 9.2(b) are an integral part of the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.2(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 9.2(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of JP Morgan Chase & Co. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company and accepted by Parent pursuant to this Section 9.2(b), the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.
ARTICLE - X
Miscellaneous and General
     10.1. Survival. This ARTICLE X and the agreements of the Company, Parent and Merger Sub contained in ARTICLE V and Sections 7.9 (Employee Benefits) and 7.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This ARTICLE X and the agreements of the Company, Parent and Merger Sub contained in Section 7.10 (Expenses) and Section 9.2 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
     10.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.
     10.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.
     10.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     10.5. GOVERNING LAW ; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTIONS OTHER THAN THOSE OF THE COMMONWEALTH OF MASSACHUSETTS.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.
          (c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement , this being in addition to any other remedy to which such party is entitled at Law or in equity.
     10.6. Notices. All notices and communications hereunder shall be deemed to have been duly given and made only if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile or email; provided, that the facsimile or email is promptly confirmed by telephone, return facsimile or email confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:
If to Parent or Merger Sub:
Payless ShoeSource, Inc.
3231 SE Sixth Avenue
Topeka, KS 66607
Attention: Michael Massey
Tel: (785) 295-2434
Fax: (785) 368-7524
Email: Michael_Massey@payless.com

Email:
with a copy to:
Sullivan & Cromwell LLP,
125 Broad Street, New York, NY 10004
Attention: Francis J. Aquila
Tel: (212) 558-4048
Fax: (212) 558-3588
Email: aquilaf@sullcrom.com
If to the Company:
The Stride Rite Corporation
191 Spring Street
P.O. Box 9191
Lexington, MA 02421
Attention: David Chamberlain
Tel: (617) 824-6500
Fax: (617) 824-6990
Email: david  chamberlain@striderite.com
with a copy to:
Goodwin Procter LLP
53 State Street, Boston, MA 02109
Attention: Joseph L. Johnson, III
Tel: (617) 570-1633
Fax: (617) 523-1231
Email: jjohnson@goodwinprocter.com
Goodwin Procter LLP
53 State Street, Boston, MA 02109
Attention: Ettore A. Santucci
Tel: (617) 570-1531
Fax: (617) 523-1231
Email: esantucci@goodwinprocter.com
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided, that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
     10.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule and the Confidentiality Agreement, dated April 21, 2007, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
     10.8. No Third Party Beneficiaries. Except as provided in Section 7.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 7.11 shall not arise unless and until the Effective Time occurs.
     10.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
     10.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such taxes.
     10.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     10.12. Interpretation; Construction. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
          (a) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          (b) Each party hereto has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.
     10.13. Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided, that any such designation shall not materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the Shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

THE STRIDE RITE CORPORATION
By	/s/ David M. Chamberlain
	Name:	David M. Chamberlain
	Title:	Chairman and Chief Executive Officer

PAYLESS SHOESOURCE, INC.
By	/s/ Matthew E. Rubel
	Name:	Matthew E. Rubel
	Title:	Chief Executive Officer and President

SAN JOSE ACQUISITION CORP.
By	/s/ Matthew E. Rubel
	Name:	Matthew E. Rubel
	Title:	President

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